                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Post Properties, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             (POST PROPERTIES LOGO)

                                 April 8, 2002

Dear Shareholder:

     We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Thursday, May 23, 2002, at 9:00 a.m. local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement.

     Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

                                          Sincerely,

                                          (/s/ JOHN A. WILLIAMS)
                                          John A. Williams
                                          Chairman of the Board and
                                          Chief Executive Officer

                             (POST PROPERTIES LOGO)

                             POST PROPERTIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 23, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, on Thursday, May 23, 2002 at 9:00 a.m., local time, for the following purposes:

          (1) To elect two directors to serve until the 2005 Annual Meeting of Shareholders;

          (2) To approve our shareholder value plan; and

          (3) To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only the holders of record of common stock of Post Properties at the close of business on March 25, 2002 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment of the meeting. A list of shareholders as of the close of business on March 25, 2002, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent, or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                          (/s/ Sherry W. Cohen)
                                          Sherry W. Cohen
                                          Executive Vice President
                                          and Secretary

Atlanta, Georgia
April 8, 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                             POST PROPERTIES, INC.
                                 ONE RIVERSIDE
                       4401 NORTHSIDE PARKWAY, SUITE 800
                          ATLANTA, GEORGIA 30327-3057

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2002

     Our 2002 Annual Meeting of Shareholders (the "Annual Meeting") will be held on May 23, 2002, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. We anticipate that this Proxy Statement and the accompanying proxy will first be mailed to holders of our common stock on or about April 8, 2002.

Q:  WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A: You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the meeting. Mr. Stockert and Ms. Cohen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, in their discretion.

Q:  WHAT IS THE RECORD DATE?

A: The record date is set for March 25, 2002. Only holders of common stock of record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:  HOW MANY SHARES ARE OUTSTANDING?

A: As of the record date, we had 36,889,842 shares of common stock outstanding in addition to 41,975,447 outstanding units of limited partnership in Post Apartment Homes, L.P., which are exchangeable for shares of common stock on a one-for-one basis.

Q:  WHAT AM I VOTING ON?

A:  You are being asked to vote on the following:

     - the election of two directors, and

     - the approval of our shareholder value plan.

No cumulative rights are authorized and dissenters' rights are not applicable to the matters being voted upon.

Q:  HOW DO I VOTE?

A:  YOU MAY VOTE BY MAIL.

You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you return a signed card but do not provide voting instructions, your shares will be voted for the two named nominees and for the approval of our shareholder value plan.

     YOU MAY VOTE IN PERSON AT THE MEETING.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the meeting.

We encourage you to examine your proxy card closely to make sure you are voting all of your shares in Post Properties.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:  WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

     - signing another proxy with a later date,

     - voting in person at the Annual Meeting, or

     - giving written notice to the Secretary of Post Properties.

Q:  HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

A:  Shares are counted as present at the meeting if the shareholder either:

     - is present and votes in person at the meeting, or

     - has properly submitted a proxy.

A majority of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business.

Q:  WHAT IF I ABSTAIN FROM VOTING?

A: Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote, including the election of directors and the approval of our shareholder value plan.

Q:  HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

A: The two nominees receiving the highest number of "yes" votes will be elected as directors.

Q:  HOW MANY VOTES ARE NEEDED TO APPROVE THE SHAREHOLDER VALUE PLAN?

A: To approve the shareholder value plan, the "yes" votes cast at the annual meeting must exceed the "no" votes cast at the annual meeting.

Q:  WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A: If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange rules to vote their customers' unvoted shares on certain "routine" matters, including the election of directors and the approval of our shareholder value plan.

If you do not vote your proxy, your brokerage firm may either:

     - vote your shares on routine matters, or

     - leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. However, a brokerage firm cannot vote customers' shares on non-routine matters. Accordingly, these shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

Q:  WHAT HAPPENS IF A DIRECTOR NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

A: The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted as recommended by the board of directors to elect a substitute nominee. Proxies cannot be voted for more than two nominees.

Q:  HOW ARE VOTES COUNTED?

A: You may vote either "for" or "against" each proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a yes vote for each director nominee and for the approval of our shareholder value plan.

Voting results will be tabulated and certified by our transfer agent, EquiServe.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2002. We will file that report with the Securities and Exchange Commission, and you can get a copy through:

     - Our Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057;

     - The Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room; or

     - The EDGAR system at www.sec.gov.

                             ELECTION OF DIRECTORS

     Our Bylaws require at least three and no more than fifteen directors to constitute a full board of directors. Currently the board of directors is set at eight members. The Bylaws divide the board of directors into three classes with the directors in each class serving a term of three years. At the Annual Meeting, there are two directors who have been nominated to stand for reelection as directors. In addition to the two nominees, there are six other directors continuing to serve on the board of directors, whose terms expire in 2003 and 2004.

     Except as otherwise provided in this Proxy Statement, a proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The board of directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the board of directors to elect substitute nominees recommended by the board of directors. In no event, however, can a proxy be voted to elect more than two directors.

     The following list sets forth the names of the nominees and also contains, as to each nominee and incumbent director, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than Post Properties) presently held, and certain other information. This information has been furnished by the respective individuals.

NOMINEES FOR ELECTION

     Charles E. Rice has been a director of Post Properties since 1997. Since January 2001, Mr. Rice has been Chairman of Mayport Venture Partners LLC, a venture capital firm. From December 1998 until January 2001, Mr. Rice served as Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. (currently Bank of America, Inc.) from January 1998 to October 1998, and as the Chairman of the Board and Chief Executive Officer of Barnett Banks, Inc. from 1984 until January 1998. He is also a director of CSX Corporation, Sprint Corporation and Bessemer Trust Company. Mr. Rice is 66 years old.

     John A. Williams has been a director of Post Properties since its inception in 1971. Mr. Williams is the Chairman of the Board and Chief Executive Officer of Post Properties. Mr. Williams founded the business of Post Properties in 1971 and since that time has acted as Chairman and Chief Executive Officer. Mr. Williams is also a director of Crawford & Company and the Georgia Regional Transportation Authority. Mr. Williams is 59 years old.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR CHARLES E. RICE AND JOHN A. WILLIAMS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2005 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

INCUMBENT DIRECTORS -- TERM EXPIRING 2003

     Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding, which has represented Post Properties since 1971. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 59 years old.

     Ronald de Waal has been a director of Post Properties since May 2000. Since 1983, Mr. de Waal has been Chairman of the Board of We International b.v., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France. Mr. de Waal is also a director of Saks Incorporated. Mr. de Waal is 50 years old.

     Russell R. French has been a director of Post Properties since July 1993. Mr. French is currently, and has been for more than five years, a general partner of Moseley & Co. II and has been a member of Moseley & Co. III since 1994, a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000, each of which is the general partner of a venture capital fund. Mr. French is 56 years old.

INCUMBENT DIRECTORS -- TERM EXPIRING 2004

     Robert L. Anderson has been a director of Post Properties since May 2000. Mr. Anderson has been President of Robert Anderson Consulting, LLC, a firm specializing in investment and structuring advice, since its founding in October 1997. In addition, he has been President of Ronus, Inc., a privately owned real estate investment firm, since October 1998. Mr. Anderson served as a partner at Price Waterhouse (currently PricewaterhouseCoopers LLP) from July 1982 to October 1997. Mr. Anderson is a director of Harold's Stores, Inc. Mr. Anderson is 59 years old.

     Arthur M. Blank has been a director of Post Properties since May 1994. Since February 15, 2001, Mr. Blank has been the Chairman, President and Chief Executive Officer of AMB Group, LLC, a privately owned investment firm. Since February 2002, Mr. Blank has also been the Chairman, President and CEO of Atlanta Falcons Football Club, L.L.C. Mr. Blank was a director of The Home Depot, Inc. beginning in 1978, when he co-founded the company, through his retirement in 2001. Mr. Blank served as President and Chief Operating Officer of Home Depot from 1978 to 1997, when he became Chief Executive Officer. In December 2000, Mr. Blank became Co-Chairman of the Board and served in that capacity until his retirement from Home Depot in May, 2001. In addition to serving on a number of non-profit boards, Mr. Blank is Chairman of The Arthur M. Blank Family Foundation and is a director of Cox Enterprises, Inc. and Staples, Inc. Mr. Blank is 59 years old.

     John T. Glover has been a director of Post Properties since 1984 and has been Vice Chairman since March 2000. From 1984 until March 2000, Mr. Glover acted as its President, Chief Operating Officer and Treasurer. Mr. Glover is a director of Haverty Furniture Companies, Inc., a trustee of Emory University and a director of Emory Healthcare, Inc. Mr. Glover is 55 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     During 2001, our board of directors held six meetings. Messrs. Anderson, Bloom, French, Glover and Williams each attended 100% of all board of directors meetings. Messrs. Blank, Rice and de Waal each attended 83% of all board of directors meetings. Messrs. Anderson, Blank, Bloom, French, Rice and Williams each attended 100% of all committee meetings and Mr. de Wall attended 50% of all committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The board of directors has established an Audit Committee that consists of Messrs. Bloom, French and de Waal. Mr. French currently serves as Chairman of the Audit Committee.

     During 2001, the Audit Committee held two meetings. The Audit Committee is responsible for, among other things:

     - recommending independent auditors,

     - discussing with our independent auditors their independence from management,

     - reviewing with our independent auditors the scope and results of their audit,

     - discussing with management and our independent auditors the interim and annual financial statements that we file with the Securities and Exchange Commission, and

     - reviewing and monitoring our accounting principles, policies and financial and accounting controls.

     The Audit Committee operates under a written Audit Committee Charter adopted by the Board, a copy of which was attached to our proxy statement for our 2001 Annual Meeting of Shareholders.

     Compensation Committee. The board of directors has established an Executive Compensation Committee that consists of Messrs. Anderson, Blank and Rice. Mr. Rice currently serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for making recommendations, at least annually, to the board of directors regarding our policies relating to, and the amounts and terms of, all compensation of our executive officers and administering and discharging in full the authority of the board of directors with respect to the Employee Stock Plan. During 2001, the Compensation Committee held four meetings.

     We do not have a nominating committee.

COMPENSATION OF DIRECTORS

     We pay our non-employee directors fees for their services as directors. Directors receive annual compensation of $12,000 plus a fee of $500 for attendance (in person or by telephone) at each meeting of the board of directors, but not for committee meetings. The board of directors has authorized the payment, at the option of each non-employee director, of all director fees in shares of common stock. Directors are reimbursed for all out-of-pocket expenses incurred in attending all board of directors and committee meetings.

     Each non-employee director who is serving as such on December 31 of each year and who has served as such for more than one year, on each December 31, automatically receives a grant of options to purchase 3,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock on the date of such grant. Pursuant to this plan, each of Messrs. Anderson, Blank, Bloom, de Waal, French and Rice received a grant of options to purchase 3,000 shares of common stock on December 31, 2001. In addition, on the date of his initial appointment to the board of directors, each director automatically receives a grant of options to purchase that number of shares of common stock determined by dividing $10,000 by the fair market value per share of the common stock on the date of such grant at an exercise price equal to 100% of the fair market value of the common stock on such date. No director received such a grant during 2001. In the event of a change of control of Post Properties, the board of directors may unilaterally cancel a director's option to purchase common stock as of any date to the extent then unexercised after advance written notice to each affected director.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2002 for:

     - our directors,

     - our Chief Executive Officer and each of our five other most highly compensated executive officers (collectively the "Named Executive Officers"),

     - our directors and executive officers as a group, and

     - each shareholder that holds more than a 5% interest in our outstanding common stock.

Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power.

                                                          TOTAL NUMBER
                               NUMBER        NUMBER OF      OF UNITS
      NAME AND ADDRESS        OF SHARES     EXERCISABLE   BENEFICIALLY                 PERCENT OF
    OF BENEFICIAL OWNER         OWNED       OPTIONS(1)      OWNED(2)         TOTAL      CLASS(3)
    -------------------       ---------     -----------   ------------     ---------   ----------
DIRECTORS AND EXECUTIVE
  OFFICERS:
John A. Williams............   861,685(4)      413,071     2,003,570(5)    3,278,326       8.9%
John T. Glover..............   325,451(6)      456,977       695,344(7)    1,477,772       4.0%
David P. Stockert...........    56,034          35,000            --          91,034         *
W. Daniel Faulk, Jr.........    29,795         172,073       141,810         343,678         *
Thomas L. Wilkes............    40,322          55,045            --          95,367         *
R. Gregory Fox..............    27,605         101,483            --         129,088         *
Robert L. Anderson..........     3,811           3,226            --           7,037         *
Arthur M. Blank.............    31,157          13,876            --          45,033         *
Herschel M. Bloom...........    10,298          13,876            --          24,174         *
Russell R. French...........    16,344(8)       14,241            --          30,585         *
Charles E. Rice.............    16,441(9)       12,248            --          28,689         *
Ronald de Waal..............   465,653           3,226            --         468,879       1.3%
All executive officers and
  directors as a group (14
  persons)..................  1,918,283      1,434,548     2,840,724       6,193,555      16.8%

OTHER FIVE PERCENT
  SHAREHOLDERS:
Security Capital Group
  Incorporated(9)...........  3,472,515             --            --       3,472,515       9.4%
Stichting Pensioenfonds
  ABP(10)...................  2,225,386             --            --       2,225,386       6.0%

---------------

  * Less than 1%
 (1) Includes options that become exercisable on or before May 1, 2002. Assumes options that become exercisable when the market price of our common stock maintains a certain level will not become exercisable on or before May 1, 2002.
 (2) Includes the number of shares of common stock into which units of limited partnership interests in Post Apartment Homes, L.P. ("Units") beneficially owned by the person are redeemable (if we elect to issue shares of common stock rather than pay cash upon such redemption). Units are redeemable for common stock or cash, at our option.
 (3) Based on an aggregate of 36,871,554 shares of common stock issued and outstanding as of March 1, 2002. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of common stock.
 (4) Includes 1,405 shares of common stock held by Mr. Williams' spouse.
 (5) Includes (a) 1,643,970 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain limited partnerships and (b) 209,839 shares of common stock (of which Mr. Williams has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Williams through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John T. Glover).
 (6) Includes (a) 2,476 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1989 Trust, (b) 1,408 shares deemed beneficially owned by Mr. Glover as Trustee for the John A. Williams 1988 Trust and (c) 346 shares owned by Mr. Glover's spouse.
 (7) Includes (a) 405,426 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain limited partnerships, (b) 11,189 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover as trustee of a trust for the benefit of Mr. Williams' family and (c) 209,839 shares of common stock (of which Mr. Glover has shared voting and disposition power) issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of a corporation (which shares are also shown as being beneficially owned by Mr. John A. Williams).
 (8) Includes 602 shares of common stock held by Mr. French's spouse and 388 shares owned by Mr. French's spouse as trustee for her mother.
 (9) Includes (a) 413,000 shares of common stock deemed beneficially owned by Mr. de Waal through Inter-Him USA Inc. and (b) 27,000 shares of common stock deemed beneficially owned by Mr. de Waal through Ronus Properties, Inc.
(10) Represents shares of common stock beneficially owned by Security Capital Group Incorporated ("SCGI") and Security Capital Research & Management Incorporated ("SCR&M"), an affiliate of SCGI, with whom SCGI is deemed to form a "group" for Schedule 13G reporting purposes. This information is included in reliance upon a Schedule 13G filed by SCGI and SCR&M with the Commission on February 14, 2002. The address of SCGI is 125 Lincoln Avenue, Santa Fe, New Mexico 87501.
(11) Represents shares of common stock beneficially owned by Stichting PensioenFonds ABP ("Stichting"). This information is included in reliance upon a Schedule 13D filed by Stichting with the Commission on February 15, 2001. The address of Stichting is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation paid to our Named Executive Officers for the year ended December 31, 2001.

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                         ANNUAL COMPENSATION                -----------------------
                             --------------------------------------------   SECURITIES   RESTRICTED
                                                               OTHER        UNDERLYING     STOCK            ALL
                                                              ANNUAL        OPTIONS(2)   AWARDS(3)         OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS    COMPENSATION(1)      (#)          ($)       COMPENSATION(4)
---------------------------  ----   --------    -------   ---------------   ----------   ----------   ---------------
John A. Williams...........  2001   $450,000    $    --      $168,275             --      $    --        $408,989
  Chairman of the Board of   2000    325,000(5)      --       187,648             --           --         443,456
  Directors and Chief        1999    325,000(6)      --       192,068         14,192(7)        --         413,849
  Executive Officer
John T. Glover.............  2001   $375,000    $    --      $ 98,296             --      $    --        $207,046
  Vice Chairman              2000    240,284(5)      --        89,883             --           --         233,337
                             1999    325,000(6)      --        91,450         39,192(7)        --         204,137
David P. Stockert(8).......  2001   $375,000    $    --      $107,200        175,000      $33,750        $  2,615
  President and Chief        2000         --         --            --             --           --              --
  Operating Officer          1999         --         --            --             --           --              --
W. Daniel Faulk, Jr.(9)....  2001   $315,000    $    --      $     --             --      $    --        $ 28,253
  President -- Post          2000    315,000     31,500            --             --       39,900          29,575
  Apartment Development      1999    230,000     65,000            --         28,261           --          27,499
Thomas L. Wilkes...........  2001   $315,000    $    --      $108,109         50,000      $60,645        $  2,611
  President -- Post          2000    210,000     54,986            --             --       34,609           2,611
  Apartment Management       1999    190,000     40,000            --             --           --           1,665
R. Gregory Fox.............  2001   $315,000    $    --      $ 27,200         25,000      $55,455        $  2,615
  Executive Vice President   2000    210,000     36,000            --             --       50,371           1,664
  and Chief Financial        1999    175,000     70,100            --         40,057           --           1,652
  Officer

------------------
 (1) Amounts shown for Mr. Williams for 2001, 2000 and 1999 include (a) the cost of tax and financial planning by third parties in the amounts of $78,319, $75,000 and $70,804, respectively, and (b) personal use of the corporate aircraft in the amounts of $66,106, $73,576 and $82,482, respectively. Amounts shown for Mr. Glover for 2001, 2000 and 1999 include (a) the cost of tax and financial planning by third parties in the amounts of $52,959, $50,000 and $37,702, respectively, and (b) personal use of the corporate aircraft in the amounts of $36,019, $30,565 and $44,040, respectively. The amounts shown for Mr. Stockert for 2001 include forgiveness of indebtedness in the amount of $100,000. The amounts shown for Mr. Wilkes for 2001 include (a) the forgiveness of indebtedness in the amount of $40,000 and
     (b) relocation expenses of $60,909. The amounts shown for Mr. Fox for 2001 include the forgiveness of indebtedness in the amount of $20,000.
 (2) Options shown for 1999 include options granted to the Named Executive Officers for meeting certain performance goals during 1999, but granted in 2000.
 (3) Includes restricted shares granted to the Named Executive Officers for meeting certain performance goals during the year set forth, but granted in the following year.
 (4) The amounts shown for 2001 include (a) the value of our contributions to the company-sponsored 401(k) plan for each of the Named Executive Officers,
     (b) the amount paid by us for term life insurance coverage for each of the Named Executive Officers and (c) the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to the term life insurance component of the coverage paid for directly by the Named Executive Officer) projected on an actuarial basis for Messrs. Williams, Glover and Faulk. The dollar value of the benefit of premiums paid for split-dollar life insurance policies projected on an actuarial basis for Messrs. Williams, Glover and Faulk is disclosed in the following table.

                      NAME                           2001       2000       1999
                      ----                         --------   --------   --------
John A. Williams.................................  $406,374   $442,017   $412,410
John T. Glover...................................   204,431    231,675    202,472
W. Daniel Faulk, Jr..............................    25,638     27,910     25,834

 (5) Includes $125,000 that each of Messrs. Williams and Glover elected to receive in the form of 54,585 options to purchase common stock. These options are not otherwise reflected in the table.
 (6) Includes $125,000 that each of Messrs. Williams and Glover elected to receive in the form of 82,871 options to purchase common stock. These options are not otherwise reflected in the table.
 (7) Includes options granted in lieu of cash incentive compensation.
 (8) Mr. Stockert's employment with Post Properties began effective January 1, 2001.
 (9) Mr. Faulk ceased to be employed by Post Properties on February 28, 2002.

OPTION GRANTS TABLE

     The following table sets forth information regarding option grants during 2001 to each of the Named Executive Officers:

                                 OPTION GRANTS

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------     POTENTIAL REALIZABLE
                                            PERCENT OF                                 VALUE AT ASSUMED
                              NUMBER OF       TOTAL                                  ANNUAL RATE OF STOCK
                              SECURITIES     OPTIONS                                  PRICE APPRECIATION
                              UNDERLYING    GRANTED TO    EXERCISE                     FOR OPTION TERM
                               OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ------------------------
                               GRANTED     FISCAL 2001    PER SHARE      DATE          5%           10%
                              ----------   ------------   ---------   ----------   ----------   -----------
John A. Williams............        --          0.0%       $   --          N/A     $       --   $        --
John T. Glover..............        --          0.0            --          N/A             --            --
David P. Stockert...........   175,000         42.1         36.47      5/31/11      4,013,763    10,171,663
W. Daniel Faulk, Jr.........        --          0.0            --          N/A             --            --
Thomas L. Wilkes............    50,000         12.0         36.47      5/31/11      1,146,789     2,906,189
R. Gregory Fox..............    25,000          6.0         36.47      5/31/11        573,395     1,453,095

FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the exercise of stock options during the year ended December 31, 2001 and the value of unexercised in-the-money options held by the Named Executive Officers at December 31, 2001. These are options for which the exercise price is lower than the closing price on that date.

                         FISCAL YEAR-END OPTION VALUES

                                               SECURITIES UNDERLYING                VALUE OF UNEXERCISED
                                               NUMBER OF UNEXERCISED                    IN-THE-MONEY
                                                 OPTIONS AT FY-END                    OPTIONS AT FY-END
                                          -------------------------------   -------------------------------------
                  NAME                    (EXERCISABLE)   (UNEXERCISABLE)   (EXERCISABLE)(1)   (UNEXERCISABLE)(1)
                  ----                    -------------   ---------------   ----------------   ------------------
John A. Williams........................     398,983           14,088           $450,305              $ --
John T. Glover..........................     402,596           62,715            119,939                --
David P. Stockert.......................          --          175,000                 --                --
W. Daniel Faulk, Jr.....................     132,799           48,695            278,788                --
Thomas L. Wilkes........................      25,856           82,961                 --                --
R. Gregory Fox..........................      62,852           91,984             24,450                --

------------------

(1) Based on a closing price of $35.51 per share of common stock on December 31, 2001.

NONCOMPETITION AGREEMENTS, EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL
AGREEMENTS

  Noncompetition Agreements

     Each of Messrs. Williams and Glover has entered into noncompetition agreements with Post Properties and Post Apartment Homes, L.P. These agreements prohibit each individual, subject to certain limited exceptions, from engaging in managerial responsibilities directly or indirectly in the development, operation, management, leasing or landscaping of any upscale multifamily community for the period of his employment by us or our affiliates and for two years from the termination of his employment and, subject again to certain exceptions and time limits, from soliciting employees or soliciting customers following a termination of employment or from divulging trade secrets or confidential information.

  Employment Agreements

     Each of Messrs. Williams and Glover entered into an employment agreement with us, effective June 1, 1998. The contracts provide for annual base compensation equal to the equivalent of $325,000 subject to any increases in base compensation approved by the Compensation Committee as well as other benefits including the right to participate in our bonus programs and stock option plans.

     Mr. Williams entered into a new employment agreement with us that will be effective July 1, 2002 and will replace his existing employment agreement. His new agreement provides that he will be the Chairman of our Board of Directors and that he will receive a minimum base salary of $150,000. This agreement will end on the date of our regularly scheduled annual shareholders' meeting in 2013. Mr. Glover entered into a new employment agreement with us that was effective January 1, 2002 and replaced his existing employment agreement. His new agreement provides that he will be the Vice Chairman of our Board of Directors and that he will receive a minimum base salary of $100,000. This agreement will end on May 30, 2016. All of Messrs. Williams' and Glover's duties and responsibilities under the new employment agreements will be part-time and consultative in nature. Both agreements provide for continued participation in our employee benefit plans as well as for the continuation of various executive perquisites consistent with perquisites provided under Messrs. Williams' and Glover's existing employment agreements. The perquisites include the use of company aircraft, an automobile allowance and office space and secretarial services. If the agreements are terminated by us without cause or by Mr. Williams or Mr. Glover after a change in duties or title or a change of control, Mr. Williams or Mr. Glover, as applicable, will continue to receive his current base salary and other benefits and perquisites until the end of the term of the agreement, any unvested stock options will become immediately exercisable and the restrictions on any restricted stock will lapse. In the event of a termination by us for cause, Mr. Williams or Mr. Glover, as applicable, will not be entitled to receive his current base salary or any of the perquisites and benefits provided exclusively by his employment agreement.

  Change of Control Agreements

     Each of Messrs. Stockert, Wilkes and Fox have entered into change of control agreements with us. These change of control agreements provide a range of benefits to an executive if at any time during the three year period which starts on the effective date of a change of control we terminate such executive's employment without "cause" or he resigns for good reason or if he resigns for any reason during the ninety day period which starts on the first anniversary of the effective date of the change of control. Upon any such termination,

     - he would receive a cash payout equal to three times his current salary and bonus in a cash lump sum within thirty days after his employment terminates,

     - any of his unvested stock options would become immediately exercisable and all his options would be exercisable for three years or until the expiration of their term, whichever comes first,

     - the restrictions on any of his restricted stock would lapse,

     - he would be treated as if he had remained employed by us for three years for purposes of any loan made by us to him, including any provisions regarding the forgiveness of any such loan for continuing to work for us over such period,

     - he would receive a payment of 140% of the excess, if any, of the principal and interest outstanding on any loan made by us to help him purchase shares of our stock over the total market value of such shares on the date his employment terminates, and

     - he would continue for three years to be eligible to participate in employee benefit plans and receive various executive perquisites consistent with plans in which he participated and perquisites he received prior to the date his employment terminates.

An executive also will be eligible to receive such benefits if we terminate his employment without "cause" or he resigns for good reason during the sixty day period which ends on the date of a change of control if such change of control becomes effective.

     Under these change of control agreements, a change of control is defined as:

     - any change which is required to be reported in a proxy statement,

     - a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

     - the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board at the beginning of such period,

     - our shareholders approve a reorganization, merger, consolidation or share exchange which results in our common stock being changed into securities of another non-Post affiliated organization,

     - any dissolution or liquidation of Post Properties or the disposition of 50% or more of our assets or business, or

     - our shareholders approve any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of Post Properties to hold less than 60% of the outstanding shares of common stock of the surviving entity.

     A change of control is "effective" under these change of control agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change is reported to the Securities and Exchange Commission.

     If an executive would be subject to a "golden parachute" excise tax as a result of the benefits called for under his change of control agreement, he agrees to waive his right to up to $25,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax and any additional taxes due as a result of such payment.

     Pursuant to the change of control agreements, each of Messrs. Stockert, Wilkes and Fox agrees to protect our trade secrets and confidential information for the one year period following his termination of employment and to refrain from soliciting our customers and our employees for the two year period following his termination of employment.

     The initial term of these change of control agreements ends in September 2004, but the term automatically extends for one additional year following the first anniversary of the agreements and for one additional year on each subsequent anniversary date unless we advise Messrs. Stockert, Wilkes and Fox at least 180 days before any such anniversary date that there will be no automatic extension on the subsequent anniversary date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, Messrs. Anderson, Blank and Rice served as members of the Compensation Committee. During 2001:

     - no member of the Compensation Committee was an officer or employee of Post Properties or any of its subsidiaries;

     - other than as described below no member of the Compensation Committee entered into any transaction with Post Properties in which the amount involved exceeded $60,000;

     - none of our executive officers served on the compensation committee of any entity where one of that entity's executive officers served on Post Properties' Compensation Committee;

     - none of our executive officers was a director of another entity where one of that entity's executive officers served on Post Properties' Compensation Committee; and

     - none of our executive officers served on the compensation committee of another entity where one of that entity's executive officers served as a director on Post Properties' board.

     As discussed below under the caption "Certain Transactions -- Third Party Landscaping Transaction," during 2001, we received landscaping fees of $301,108 from Mr. Blank.

                              CERTAIN TRANSACTIONS

INSIDER LOANS

     In November 1999, our board of directors approved a Senior Management Stock Ownership Program. The senior officers are expected to use the proceeds of the loans to purchase shares of our common stock. Pursuant to this program, in December 1999, we made loans to senior officers in the principal amounts set forth below. This listing includes only those senior officers that were still employees during the year ended December 31, 2001. The original amount of the loans and the outstanding balances as of March 1, 2002 are as follows:

                                                                  OUTSTANDING
SENIOR OFFICER                                   AMOUNT OF LOAN     BALANCE
--------------                                   --------------   -----------
W. Daniel Faulk, Jr............................    $1,000,000     $1,000,000
John B. Mears..................................       750,000        750,000
R. Gregory Fox.................................       750,000        750,000
Sherry W. Cohen................................       500,000        500,000
Douglas S. Gray................................       500,000        500,000
Thomas L. Wilkes...............................       500,000        500,000
Joseph R. Taylor...............................       250,000              0
Sheila J. Teabo................................       250,000        250,000

     In February 2000, we made additional loans to senior officers pursuant to the Senior Management Stock Ownership Program in the principal amounts set forth below. This listing includes only those senior officers that were still employees during the year ended December 31, 2001. The original amount of the loans and the outstanding balances as of March 1, 2002 are as follows:

                                                                  OUTSTANDING
SENIOR OFFICER                                   AMOUNT OF LOAN     BALANCE
--------------                                   --------------   -----------
Janet Appling..................................     $250,000       $250,000
John D. Hooks..................................      250,000        250,000
William F. Leseman.............................      250,000        250,000
William C. Lincicome...........................      250,000        250,000
Terry L. Chapman...............................      250,000        250,000
Janie S. Maddox................................      250,000        250,000

     In June 2001 and August 2001, we made additional loans to senior officers pursuant to the Senior Management Stock Ownership Program in the principal amounts set forth below. This listing includes only those senior officers that were still employees during the year ended December 31, 2001. The original amount of the loans and the outstanding balances as of March 1, 2002 are as follows:

                                                                  OUTSTANDING
SENIOR OFFICER                                   AMOUNT OF LOAN     BALANCE
--------------                                   --------------   -----------
David P. Stockert..............................    $1,000,000     $1,000,000
Clifford L. Ratkovich..........................       500,000        500,000
John R. Allums.................................       500,000        500,000
Thomas L. Wilkes...............................       250,000        250,000

     In May 2001, we made additional loans to three of our senior officers outside of our Senior Management Stock Ownership Program, in order to allow them purchase shares of our common stock in the principal amounts set forth below. The outstanding balances for such loans as of March 1, 2002 are also set forth below.

                                                                  OUTSTANDING
SENIOR OFFICER                                   AMOUNT OF LOAN     BALANCE
--------------                                   --------------   -----------
David P. Stockert..............................    $1,000,000      $900,000
Thomas L. Wilkes...............................       200,000       160,000
R. Gregory Fox.................................       100,000        80,000

     All of the loans described above bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of Post Properties. The outstanding balance for the loans described above excludes accrued interest.

     We intend to forgive the May 2001 loans of Messrs. Stockert, Wilkes and Fox in installments equal to the following amounts each year.

                                                             AMOUNT OF LOAN
SENIOR OFFICER                                                FORGIVENESS
--------------                                               --------------
David P. Stockert.........................................      $100,000
Thomas L. Wilkes..........................................        40,000
R. Gregory Fox............................................        20,000

     The outstanding balances as of March 1, 2002 include the amounts we forgave during the year ended December 31, 2001.

     In connection with the transfer of our landscaping services, third party property management and third party construction businesses, we waived our right to demand payment on the loans of Messrs. Lincicome, Leseman and Faulk when their employment with us ended. The loans of these borrowers are due in full on the earlier of (1) the tenth anniversary of the original date of the note or (2) 30 days after such borrower ceases for any reason to be employed by the entities that acquired our landscaping services, third party property management and third party construction businesses.

THIRD PARTY LANDSCAPING TRANSACTION

     During 2001, some of our executive officers and directors employed Post Properties to provide landscaping services through our former landscaping affiliate, Post Landscape Group, Inc. During 2001, we received landscaping fees of $266,248 from Mr. Williams and $301,108 from Mr. Blank. As a result of these transactions, $567,356 of landscape services revenue was recognized in our 2001 financial statements. All landscaping services were provided to the outside directors at the market price for the services and to the executive officers at the cost to us of providing the services.

     In November 2001, Post Properties agreed to transfer substantially all the assets of Post Landscape Group, Inc., its third party landscaping business, to Highgrove Partners, LLC in exchange for an approximately $3.8 million promissory note and Highgrove Partners' assumption of substantially all of Post Landscape Group's liabilities related to the transferred assets. The purchase price was determined by arm's length negotiations between Highgrove Partners and certain of our executive officers. In addition, we engaged an independent industry valuation consultant to help us determine the value of the assets. The assets consisted of contracts, equipment, vehicles, interest, cash assets and rights of the kind that were used in the operation of the third party landscaping service business. William C. Lincicome, our former Executive Vice President --Post Landscape Group, is one of the founders and principal equity owners of Highgrove Partners. Mr. Lincicome owns 51% of the outstanding equity interests in

Highgrove Partners. The loan evidenced by the promissory note bears interest at 9.00% per annum. Interest is payable quarterly and payments of principal are due in installments of $250,000 each December 31, beginning December 31, 2002, unless the borrower elects to defer the first annual principal payment, in which case, the annual principal payments will be increased to $300,000 beginning December 31, 2003. The loan is due in full on December 31, 2006, unless certain conditions are met, in which case the loan maturity date may be extended to December 31, 2008. The loan is secured by the assets transferred to Highgrove Partners and is subject to earlier prepayments if certain operating levels are attained by Highgrove Partners.

     In connection with the transfer of our landscaping services business, we also agreed to treat employment by Highgrove Partners the same as employment by Post Properties for purposes of (1) any stock option grants or restricted stock grants made by Post Properties to any of the former Post Properties employees employed by Highgrove Partners following the closing (under our option agreements and our restricted stock agreements, options to purchase Post Properties common stock generally expire and restricted stock will not vest and will become forfeitable after someone ceases to be an employee) and (2) Post Properties' loan to Mr. Lincicome described above under the section entitled "Insider Loans." Mr. Lincicome currently holds options to purchase 59,188 shares of Post Properties common stock, 45,271 of which are currently exercisable. Mr. Lincicome did not hold any unexercised, in-the-money options at the end of December 31, 2001. Mr. Lincicome holds 1,205 shares of restricted stock.

THIRD PARTY MANAGEMENT TRANSACTION

     In December 2001, Post Properties agreed to transfer substantially all the assets of RAM Partners Inc., its third party property management business to RAM Apartment Management, LLC in exchange for an approximately $1.3 million promissory note and RAM Apartment Management's assumption of substantially all of RAM Partners' liabilities related to the transferred assets. The purchase price was determined by arm's length negotiations between RAM Apartment Management and certain of our executive officers. In addition, we engaged an independent industry valuation consultant to help us determine the value of the assets. The assets consisted of contracts, interests, cash assets and rights of any kind that were used in the operation of the third party property management business. William F. Leseman, our former Executive Vice President -- RAM Partners, is one of the founders and principal equity owners of RAM Apartment Management. Mr. Leseman owns 83% of the outstanding equity interests in RAM Apartment Management. The loan evidenced by the promissory note bears interest at 9.00% per annum. Principal and interest are payable quarterly in an amount equal to $49,631. The loan is due in full on December 31, 2007. The loan is secured by the assets transferred to RAM Apartment Management.

     In connection with the transfer of our third party property management business, we also agreed to treat employment by RAM Apartment Management the same as employment by Post Properties for purposes of (1) any stock option grants or restricted stock grants made by Post Properties to any of the former Post Properties employees employed by RAM Apartment Management following the closing (under our option agreements and our restricted stock agreements, options to purchase Post Properties common stock generally expire and restricted stock will not vest and will become forfeitable after someone ceases to be an employee) and (2) Post Properties' loan to Mr. Leseman described above under the section entitled "Insider Loans." Mr. Leseman currently holds options to purchase 66,076 shares of Post Properties common stock, 56,631 of which are currently exercisable. The value of Mr. Leseman's unexercised, in-the-money options at the end of December 31, 2001 was $32,140. Mr. Leseman also holds 1,166 shares of restricted stock.

POST CONSTRUCTION SERVICES TRANSACTION

     During the first quarter of 2002, Post Properties agreed to transfer certain construction contracts of Post Construction Services Inc., its third party construction business, to Oxford Properties, LLC in exchange for $100 and Oxford Properties' assumption of substantially all of Post Construction Service's liabilities related to the transferred assets. In approving the transaction, our board of directors ascribed nominal value to the assets being transferred. The assets consisted principally of third party construction contracts for the construction of four garden style apartment, condominium and townhome communities as well as related subcontracts, indemnities and guarantees. In connection with the transfer of Post Construction Services' construction contracts, Oxford Properties has the right to receive a deferred fee upon completion of one of the construction projects in the amount of $500,000. Oxford Properties has also agreed to employee 28 former Post Properties and Post Construction Services employees. As a result, we will not be responsible for costs that would otherwise result from winding up the third party construction business. Oxford Properties is an entity formed by W. Daniel Faulk, Jr., our former President -- Post Apartment Development, Richard A. Denny III, a former Vice President of Post Properties and John A. Williams, Jr., who is the son of John A. Williams, our Chairman and Chief Executive Officer. John
A. Williams, Jr. purchased 100% of the preferred membership interests of Oxford Properties for $1 million. The preferred membership interests earn a preferred return of 6.00% per annum. In addition, Messrs. Faulk, Denny and Williams own 45%, 20% and 35%, respectively, of the common membership interests in Oxford Properties. John A. Williams does not own any of the outstanding equity interests in Oxford Properties and he will not have any management role in Oxford Properties.

     Oxford Properties and each of Messrs. Faulk and Denny have entered into a three-year non-competition agreement with Post Properties prohibiting Oxford Properties or such individuals from owning direct or indirect interests in any multifamily communities, other than student housing and senior housing, within a five-mile radius of any one of our properties. John A. Williams remains subject the non-competition agreement described above under the caption "Noncompetition Agreements, Employment Agreements and Change of Control
Agreements -- Noncompetition Agreements."

     In connection with the transfer of our third party construction business, we also agreed to treat employment by Oxford Properties the same as employment by Post Properties for purposes of (1) any stock option grants or restricted stock grants made by Post Properties to any of the former Post Properties employees employed by Oxford Properties following the closing (under our option agreements, options to purchase Post Properties common stock generally expire and restricted stock will not vest and will become forfeitable after someone ceases to be an employee) and (2) Post Properties' loan to Mr. Faulk described above under the section entitled "Insider Loans." Mr. Faulk currently holds options to purchase 181,494 shares of Post Properties common stock, 172,073 of which are currently exercisable. As disclosed above under the section entitled "Executive Compensation -- Fiscal Year-End Option Value Table," the value of Mr. Faulk's unexercised, in-the-money options at the end of December 31, 2001 was $278,788. Mr. Faulk also holds 869 shares of restricted stock.

                        REPORT ON EXECUTIVE COMPENSATION
TO OUR SHAREHOLDERS:

     The Compensation Committee is comprised of three independent, non-employee directors. It is the Committee's responsibility to:

     - make recommendations and reports to the board of directors concerning matters of executive compensation,

     - administer our executive incentive plans,

     - review compensation plans, programs and policies, and

     - monitor the performance and compensation of executive officers.

     In performing these duties, the Compensation Committee considers recommendations from management along with other factors. The Compensation Committee has available to it an executive compensation consultant, as well as access to an extensive compensation database.

THE COMPENSATION COMMITTEE'S PHILOSOPHY

     The Compensation Committee's philosophy on establishing executive compensation programs is to:

     - foster a high performance culture that motivates and retains high-performing executives,

     - direct the compensation program for the achievement of strategic objectives that enhance shareholder value,

     - be more performance driven than our market, and

     - orient total compensation more toward incentive pay components rather than base salary.

     In 2002, our annual incentive plan will continue to reinforce the pay-for-performance philosophy. Annual incentive opportunities will be targeted at the market median for comparable REITs. Actual incentive payouts will be determined based on a combination of corporate and business unit performance.

     As further explained below in the section entitled "Annual Incentive Plan," our performance will have a prominent role in the determination of annual incentive payouts, particularly for senior corporate executives. Our performance will be judged based on Funds From Operations ("FFO") per share versus internally established goals, total return to shareholders in comparison to a peer group of equity REITs and meeting the objectives set forth in our strategic plan. This approach is more clearly aligned with the Committee's objective of being more performance driven than our market and more closely links compensation to enhancing shareholder value.

     For employees with significant business unit responsibilities, a substantial portion of the annual incentive will be earned based on achieving predetermined operational and financial goals. Specific goals have been established for all of our operating units.

BASE SALARY PROGRAM

     Base salary levels are determined based on the Compensation Committee's assessment of competitive market practices, individual performance over time and each individual's role and responsibilities in the organization.

     Our base salaries for executive officers are competitive with market median practices of other multifamily REITs and REITs of comparable size outside of the multifamily asset class. The Compensation Committee intends to maintain this posture for base salaries, provided the practice is serving our best interests.

     Annual salary increases for executive officers take into account the individual's performance, our overall financial performance and changes in the competitive marketplace. The Compensation Committee considers a number of factors when evaluating individual performance. They include the executive's contribution in:

     - generating favorable financial performance,

     - promoting our values,

     - improving product and service quality,

     - developing strong relationships with customers, suppliers, and employees, and

     - demonstrating leadership abilities.

ANNUAL INCENTIVE PLAN

     Our annual incentive plan (the "Plan") promotes our pay-for-performance philosophy by communicating specific annual corporate and individual business unit performance goals, based on our strategic plan, and rewarding senior management for achievement of those goals. The Plan is structured to foster teamwork among the executive officers and to focus efforts on corporate results that directly impact shareholders, and to link individual performance to our strategic plan.

     In 2001, one of the corporate performance measures was achieving targeted per share FFO. FFO is defined to mean net income available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus deprecation of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures. Industry analysts consider FFO to be an appropriate measure of the performance of an equity REIT. Another performance measure is individual goals which are designed to promote achievement of our strategic goals and recognize outstanding leadership and personal growth.

     Target awards were established at the start of the year. Actual payouts varied above or below target based on the performance level achieved.

LONG-TERM INCENTIVE PLAN

     The Committee believes that the financial interests of executive officers and managers should be closely aligned with those of shareholders through equity ownership. Performance guidelines for 2001 for executive officers under the Post Properties, Inc. Employee Stock Plan were based on the same criteria used for the Annual Incentive Plan and were based on our performance, the performance of each business unit and individual performance. Based on performance in 2001, the Committee granted 8,627 shares of restricted stock to our executive officers in February 2002.

SHAREHOLDER VALUE PLAN

     Our board of directors adopted our shareholder value plan at its regularly scheduled meeting on February 28, 2002. The purpose of the plan is to give each participant the opportunity to receive a percentage of his target bonus for each performance period based on Post Properties' total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant's target bonus will be payable for a performance period under the plan's standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant's bonus to Post Properties' long term performance relative to the long term performance of other REITs with respect to providing a total return to our shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Williams' base compensation for 2001 was $450,000.

     Under last year's annual incentive plan, Mr. Williams had the opportunity to earn an annual bonus which was contingent upon our achieving predetermined FFO per share objectives and our success in meeting the objectives set forth in our strategic plan. No bonus was paid out under this plan to Mr. Williams last year.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met.

     While the Compensation Committee previously did not see a risk that a deduction would be lost under this law, the Committee now sees such a risk with respect to the shareholder value plan which was adopted on February 28, 2002. Thus the shareholders have been asked to approve this plan, which is one of the requirements which must be satisfied in order to protect Post Properties' deduction for bonuses paid under this plan. Finally, the Committee will continue to use its best judgment, taking all factors into account, including the materiality of any deductions that might be lost versus the broader interests to be served by paying compensation for services rendered which is competitive, before adopting any plan or compensation arrangement.

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

By the Compensation Committee:
Charles E. Rice
Robert L. Anderson
Arthur M. Blank

                         REPORT OF THE AUDIT COMMITTEE

     Post Properties' Audit Committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), our independent auditors, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2001, the Audit Committee has:

     - reviewed and discussed with management Post Properties' audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2001;

     - discussed with PricewaterhouseCoopers the matters required by Statement of Accounting Standards No. 61, as amended; and

     - received from and discussed with PricewaterhouseCoopers the communications from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 regarding their independence.

     Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     Management is responsible for Post Properties' financial reporting process including its system of internal control, and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles. PricewaterhouseCoopers is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Post Properties and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PricewaterhouseCoopers included in their report to the financial statements of Post Properties and Post Apartment Homes.

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

By the Audit Committee:
Russell R. French
Herschel M. Bloom
Ronald de Waal

AUDIT FEES

     The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the annual financial statements of Post Properties and Post Apartment Homes for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the quarterly reports on Form 10-Q of Post Properties and Post Apartment Homes for the same fiscal year were $259,955.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by PricewaterhouseCoopers for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers for services rendered to Post Properties and Post Apartment Homes, other than the services described above under "Audit Fees" and "Financial

Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $1,018,787. The fees were incurred as follows:

Tax planning and compliance.................................   $  783,676
Other accounting and auditing services......................      151,941
Securities Act of 1933 and similar regulatory filings and
  reports...................................................       83,170
                                                               ----------
          Total.............................................   $1,018,787
                                                               ==========

     The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining auditor independence.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares our performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in Post Properties and in the two indexes on December 31, 1996 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Stock price performance, presented for the period from December 31, 1996 through December 31, 2001 is not necessarily indicative of future results.

                              (PERFORMANCE GRAPH)

                                                               PPS     NAREIT EQUITY   S&P 500
                                                              ------   -------------   -------
Dec-96......................................................  100.00      100.00       100.00

Mar-97......................................................   95.89      100.70       102.68

Jun-97......................................................  103.66      105.70       120.61

Sep-97......................................................  103.09      118.20       129.64

Dec-97......................................................  106.95      120.26       133.36

Mar-98......................................................  106.78      119.70       151.97

Jun-98......................................................  104.56      114.21       156.98

Sep-98......................................................  106.80      102.19       141.37

Dec-98......................................................  107.93       99.21       171.48

Mar-99......................................................  103.56       94.43       180.02

Jun-99......................................................  119.27      103.95       192.71

Sep-99......................................................  116.37       95.59       180.68

Dec-99......................................................  115.30       94.63       207.56

Mar-00......................................................  123.85       96.89       212.32

Jun-00......................................................  137.66      107.10       206.68

Sep-00......................................................  138.66      115.29       204.68

Dec-00......................................................  122.13      119.58       188.66

Mar-01......................................................  116.02      120.05       166.29

Jun-01......................................................  128.18      133.27       176.03

Sep-01......................................................  128.12      129.77       150.19

Dec-01......................................................  125.40      136.24       166.24

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     APPROVAL OF OUR SHAREHOLDER VALUE PLAN

     The following description of our shareholder value plan is being provided to you in connection with the solicitation of proxies for approval of the plan. This description is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the text of the plan.

PLAN DESCRIPTION

     Background. Our board of directors adopted our shareholder value plan at its regularly scheduled meeting on February 28, 2002. The plan requires that we submit the plan to you for approval and provides that any awards granted under the plan shall be granted subject to that approval. This was done because Post Properties, under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), cannot deduct compensation paid in any calendar year to our chief executive officer or our other four most highly compensated executive officers (our "covered officers") for such year which exceeds $1 million unless such compensation meets the requirements for performance-based compensation under Code section 162(m). No compensation paid to any covered officer to date has been subject to this deduction limitation. However, our Compensation Committee proposes that any bonus paid to any covered officer under our shareholder value plan meet the requirements for performance-based compensation. One of those requirements under section 162(m) is that our shareholders approve the material terms of certain provisions of our plan, and we believe that approving the plan as a whole clearly will satisfy this shareholder approval requirement.

     Purpose. The purpose of our plan is to give each participant the opportunity to receive a percentage of his target bonus for each performance period based on Post Properties' total shareholder return ranking in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index.

     Participants. Each of our executive officers and other non-executive officers and non-executive officers of our affiliates will be eligible to be a participant in the plan for any performance period year. The Committee in the exercise of its discretion will decide for each performance period which executive officers and other non-executive officers actually will be participants in the plan for such performance period. This will be done no later than the end of the ninety day period which starts at the beginning of the performance period.

     Performance Period. A performance period is a three consecutive calendar year period, and the first performance period started on January 1, 2002. The plan contemplates that a new performance period will begin on each subsequent January 1.

     Target Bonus. The Committee will set a target bonus for each officer for each performance period when the Committee decides that the officer will be a participant for such performance period. The Committee can set a participant's target bonus as a specific dollar figure or as a percentage of the participant's base salary or base salary and bonus for all or any part of a performance period. The percentage of a participant's target bonus, if any, payable for any performance period will depend, first, on how Post Properties' total shareholder return ranks against the total shareholder return for all equity REITs whose total shareholder return is reported in the NAREIT total return index for the performance period and, second, on the target bonus payment percentage set by the Committee for such ranking.

     Total Shareholder Return Rankings and Payment Percentages. The plan establishes a standard set of benchmark rankings and related target bonus payment percentages which the Committee will use to determine the percentage of a participant's target bonus which will be payable at the end of a performance period, but the Committee has the right to adopt a different set of benchmark rankings and related payment percentages for a performance period at any time before the end of the ninety day period which starts at the beginning of a performance period. A benchmark ranking is the ranking which Post Properties needs to achieve within the NAREIT total return index for equity REITs for a performance period, and the related target bonus payment percentage is the percentage of a participant's target bonus which will be payable if Post Properties achieves the related benchmark ranking. The standard set of benchmark rankings and payment percentages are as follows:

BENCHMARK RANKING:                             PERCENTAGE OF TARGET BONUS PAYABLE:
------------------                             -----------------------------------
Under top 50%...............................                  none
Top 50%.....................................                    50%
Top 45%.....................................                    75%
Top 40%.....................................                   100%
Top 35%.....................................                   125%
Top 30%.....................................                   150%
Top 25%.....................................                   175%
Top 20%.....................................                   200%
Top 15%.....................................                   250%
Top 10% or Higher...........................                   300%

For example, if a participant's target bonus was $100,000 for a performance period, the standard set of benchmark rankings and related payment percentages were applicable and Post Properties' total shareholder return ranking for the performance period in the NAREIT total return index for equity REITs was in the top 30%, the bonus payable to the participant would be $150,000. On the other hand, using the same assumptions, if Post Properties' ranking was below the top 50%, no bonus would be payable.

     NAREIT Total Return Index. All benchmark rankings under the plan will be based on where Post Properties ranks on the NAREIT total return index for equity REITs for a performance period. The NAREIT total return index is prepared by the National Association of Real Estate Investment Trusts.

     Committee Certification. The Committee after the end of each performance period will certify Post Properties' ranking on the NAREIT total return index, determine the related target bonus payment percentage and then determine the bonus, if any, payable to each participant.

     Bonus Cap. No bonus shall be paid to any executive for any performance period in excess of $1,500,000.

     Bonus Payment. A bonus as a general rule will be paid to a participant only if he is employed by Post Properties or an affiliate throughout the performance period. There are two exceptions to this general rule. First, a bonus will be paid to, or on behalf of, a participant whose employment terminates during a performance period if his employment terminates as a result of his death, disability or retirement after reaching at least age 60. Second, a participant who is first employed in the ninety day period which starts at the beginning of a performance period shall be treated as if he had been employed throughout such ninety day period. A bonus at the Committee's discretion can be paid in cash or in our common stock or in any combination of cash and common stock, and the bonuses, if any, for any performance period will be paid no later than the March 15 following the end of such period. There will be 200,000 shares of our common stock available to pay bonuses under our plan, and the Committee will adjust this number in an equitable manner to reflect any change in the capitalization of Post Properties, including stock splits and stock dividends.

     Change in Control. If there is a "change in control" of Post Properties, all performance periods in effect on the effective date of such change in control will terminate on such effective date, and a bonus will be paid to each participant for each such performance period. A participant's bonus for each performance period will equal the greater of (1) his target bonus for such period or (2) the bonus computed for the performance period using the plan's standard benchmark rankings and target bonus payment percentages and Post Properties' ranking in the most recent NAREIT total return index for equity REITs which covers such performance period.

     Taxes. All bonuses shall be paid subject to applicable tax withholdings unless the withholdings relate to an excise tax under Code section 4999. If any bonus paid under the plan is subject to a tax under Code section 4999, Post Properties shall make a payment to the participant which is sufficient to pay such tax in full and to pay any related income or other taxes on such payment. In addition, Post Properties will have the right to deduct from any bonus any debts which the participant owes Post Properties or any affiliate.

     Administration. Our program is administered by the Compensation Committee, each member of which is an "outside director" within the meaning of Code section 162(m). The Committee has the right to amend or terminate the plan at any time subject to the condition that no amendment or termination affect a participant's target bonus for any performance period or his opportunity for the payment of a bonus for such period.

ESTIMATE OF BENEFITS

     The Committee has (subject to our shareholders approving the plan) decided to use the standard benchmark rankings and target bonus payment percentages set forth in the plan for the performance period which started on January 1, 2002. It is not possible to predict today what Post Properties' total shareholder return ranking will be at the end of this performance period and thus what bonuses will be for this performance period. However, if the standard benchmark ranking and target bonus payment percentages set forth in the plan had been in effect for the three calendar year period which ended December 31, 2001, no bonus would have been paid because our total shareholder return ranking for this three year period was below the total shareholder return for the top 50% of all equity REITs whose return was reported in the NAREIT total return index for this three year period.

     The target bonuses set by the Committee for our executive officers and non-executive officers for the first performance period are reflected in the following table.

                             SHAREHOLDER VALUE PLAN

NAME AND POSITION(1)                                          TARGET BONUS
--------------------                                          ------------
John A. Williams............................................    $      0
  Chairman of the Board of Directors and Chief Executive
     Officer
John T. Glover..............................................           0
  Vice Chairman
David P. Stockert...........................................      33,750
  President and Chief Operating Officer
W. Daniel Faulk, Jr.........................................           0
  President -- Post Apartment Development
Thomas L. Wilkes............................................      60,630
  President -- Post Apartment Management
R. Gregory Fox..............................................      55,470
  Executive Vice President and Chief Financial Officer
All executive officers as a group(8)........................     215,190
All non-executive officers as a group (15)..................     285,956

---------------

     (1) All of our Named Executive Officers and our other executive officers, other than Messrs. Williams, Glover and Faulk have been selected as participants in the plan for the first performance period, which started on January 1, 2002. Mr. Faulk ceased to be employed by Post Properties on February 28, 2002.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission certain reports with respect to each such person's beneficial ownership of our equity securities. Grants of options on May 31, 2001 for David P. Stockert, Thomas L. Wilkes and R. Gregory Fox and the receipt of shares of common stock in lieu of cash compensation for director fees by Robert L. Anderson, Russell R. French and Charles E. Rice were not timely reported on Form 5s (Annual Statement of Changes in Beneficial Ownership). Based solely upon a review of copies of reports and certain representations of our executive officers and directors, all such persons, other than those noted above, have complied with the applicable reporting requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers has audited our accounts for fiscal year 2001 and has been appointed by the board of directors to continue in that capacity for our fiscal year ending December 31, 2002. A representative of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

     Our Annual Report for the year ended December 31, 2001, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     WE WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY HOLDER OF COMMON STOCK OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 25, 2002, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. We will provide copies of the exhibits, if they are requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Request for copies of our Annual Report on Form 10-K should be mailed to:

                            Post Properties, Inc.
                            One Riverside
                            4401 Northside Parkway, Suite 800
                            Atlanta, Georgia 30327-3057
                            Attention: Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at our 2003 Annual Meeting of Shareholders must be received by us on or before December 1, 2002 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the board of directors in connection with such meeting. Any shareholder proposals intended to be presented from the floor at our 2002 Annual Meeting of Shareholders must be received by us on or before April 18, 2002 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the shareholder proposal.

OTHER MATTERS

     The board of directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock. In addition, we have retained Corporate Communications, Inc. to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Corporate Communications, Inc. is a fee of $5,000 plus expenses.

                                          By Order of the Board of Directors,

                                          /s/ SHERRY W. COHEN
                                          Sherry W. Cohen
                                          Executive Vice President and Secretary

Atlanta, Georgia
April 8, 2002

                                                                      APPENDIX A

                             POST PROPERTIES, INC.

                          2002 SHAREHOLDER VALUE PLAN

I.   PURPOSE

      The purpose of this Plan is to provide for the payment of a bonus to an Eligible Executive for a Performance Period based on the Eligible Executive's Target Bonus for such Performance Period and Post's Total Shareholder Return for such Performance Period relative to the Total Shareholder Return for such period for all equity REITs whose Total Shareholder Return is reported in the NAREIT Total Return Index for such period.

II.     DEFINITIONS

      sec. 2.1 Beneficiary. The term "Beneficiary" mean the person or persons designated as such under sec. 5.5.

      sec. 2.2 Board. The term "Board" for purposes of this Plan shall mean the Board of Directors of Post.

      sec. 2.3 Change in Control. The term "Change in Control" for purposes of this Plan shall mean:

           (a) a "change in control" of Post of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the date of this Agreement;

           (b)  a "person" (as that term is used in 14(d)(2) of the Exchange
                Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of Post;

           (c) the individuals who at the beginning of any period of two consecutive years or less (starting on or after January 1, 2002) constitute Post's Board cease for any reason during such period to constitute at least a majority of Post's Board, unless the election or nomination for election of each new member of the Board was approved by vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period;

           (d) the shareholders of Post approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Post shall be changed, converted or exchanged into or for securities of another organization (other than a merger with a Post Affiliate or a wholly-owned subsidiary of Post) or any dissolution or liquidation of Post or any sale or the disposition of 50% or more of the assets or business of Post; or

           (e) the shareholders of Post approve any reorganization, merger, consolidation or share exchange with another corporation unless
                (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Post immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and
                (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in sec. 2.3(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Post common stock immediately before the consummation of such transaction, provided (iii) the percentage described in sec. 2.3(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in sec. 2.3(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Post by the persons described in sec. 2.3(e)(i) immediately before the consummation of such transaction.

      sec. 2.4 Code. The term "Code" for purposes of this Plan shall mean the Internal Revenue Code of 1986, as amended.

      sec. 2.5 Committee. The term "Committee" for purposes of this Plan shall mean the Compensation Committee of the Board or, if all the members of such Compensation Committee do not meet the requirements for an "outside director" under sec. 162(m) of the Code, shall mean a sub-committee of such Compensation Committee, all of the members of which meet such requirements.

      sec. 2.6 Disability. The term "Disability" for purposes of this Plan shall mean that an Eligible Executive is unable as a result of a mental or physical condition or illness to perform the essential functions of the Eligible Executive's job at Post or a Post Affiliate even with reasonable accommodation for any consecutive 180-day period, all as reasonably determined by the Committee.

      sec. 2.7 Effective Date. The term "Effective Date" for purposes of this Plan shall mean either the date which includes the "closing" of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a "closing" or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a "closing".

      sec. 2.8 Eligible Executive. The term "Eligible Executive" for purposes of this Plan shall mean for each Performance Period an executive of Post or a Post Affiliate for whom the Committee sets a Target Bonus for such Performance Period.

      sec. 2.9 Exchange Act. The term "Exchange Act" for purposes of this Plan shall mean the Securities Exchange Act of 1934, as amended.

      sec. 2.10 Gross Up Payment. The term "Gross Up Payment" for purposes of this Plan shall mean a payment to or on behalf of an Eligible Executive which shall be sufficient to pay (a) any excise tax described in sec. 7 in full, (b) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (c) any interest or penalties assessed by the Internal Revenue Service on the Eligible Executive which are related to the payment of such excise tax unless such interest or penalties are attributable to the Eligible Executive's willful misconduct or gross negligence.

      sec. 2.11 NAREIT Total Return Index. The term "NAREIT Total Return Index" for purposes of this Plan shall mean the total return report index which is prepared by the National Association of Real Estate Investment Trusts for its universe of equity and other REITs.

      sec. 2.12 Performance Period. The term "Performance Period" for purposes of this Plan means the three (3) consecutive calendar year period which starts on January 1, 2002 and on each anniversary of such date.

      sec. 2.13 Plan.  The term "Plan" shall mean this Post Properties, Inc.
                2002 Shareholder Value Plan, as amended from time to time.

      sec. 2.14 Post.  The term "Post" for purposes of this Plan shall mean Post
                Properties, Inc. and any successor to Post Properties, Inc.

      sec. 2.15 Post Affiliate. The term "Post Affiliate" for purposes of this Plan shall for any period mean any organization in which Post has directly or indirectly an ownership interest and which is designated as such for such period by the Committee.

      sec. 2.16 REIT. The term "REIT" for purposes of this Plan shall mean a real estate investment trust.

      sec. 2.17 Target Bonus. The term "Target Bonus" for purposes of this Plan shall mean the bonus target set by the Committee under sec. 3 for an Eligible Executive for a Performance Period.

      sec. 2.18 Total Shareholder Return. The term "Total Shareholder Return" for purposes of this Plan for any period shall mean the total rate of return reported for each equity REIT in the NAREIT Total Return Index for such period.

III.    TARGET BONUS

      The Committee for each Performance Period shall identify each Eligible Executive of Post and each Post Affiliate and set a Target Bonus for each such Eligible Executive. Such action shall be taken no later than the end of the 90 day period which starts on the first day of such Performance Period. An Eligible Executive's Target Bonus may be expressed as a specific dollar figure or as a percentage of his or her base salary or base salary and annual bonus for all or any part of such Performance Period. The Committee shall notify an executive in writing that he or she is an Eligible Executive for a Performance Period and such notice shall set forth his or her Target Bonus and Post's Total Shareholder Return benchmark rankings and the related Target Bonus payment percentages set in accordance with sec. 4.2 for such Performance Period.

IV.    TOTAL SHAREHOLDER RETURN

      sec. 4.1 General.  The percentage, if any, of an Eligible Executive's
               Target Bonus which he or she will be eligible to receive under sec. 5 after the end of a Performance Period shall be determined by the Committee based on where Post's Total Shareholder Return for such Performance Period ranks relative to the Total Shareholder Return for each other equity REIT as reported for such period in the NAREIT Total Return Index and on Post's benchmark Total Shareholder Return rankings for such period and the related Target Bonus payment percentages as set in accordance with sec. 4.2.

      sec. 4.2 Benchmark Rankings and Target Bonus Payment Percentages.

           (a) Standard Rankings and Percentages. Absent the action required by the Committee under sec. 4.2(b) to set any non-standard benchmark Total Shareholder Return rankings for Post and any non-standard target bonus payment percentages, the benchmark Total Shareholder Return rankings for Post for a Performance Period and the target bonus payment percentages for each Eligible Executive for a Performance Period shall be as follows:

  BENCHMARK RANKING:                                      PERCENTAGE OF TARGET BONUS PAYABLE:
  ------------------                                      -----------------------------------
  Under top 50%........................................                     0%
  Top 50%..............................................                    50%
  Top 45%..............................................                    75%
  Top 40%..............................................                   100%
  Top 35%..............................................                   125%
  Top 30%..............................................                   150%
  Top 25%..............................................                   175%
  Top 20%..............................................                   200%
  Top 15%..............................................                   250%
  Top 10% or Higher....................................                   300%

           (b) Non-Standard Rankings and Percentages. The Committee shall have the discretion to set benchmark Total Shareholder Return rankings for Post for any Performance Period and target bonus payment percentages for each Eligible Employee for any Performance Period which are different than the benchmark rankings and the target bonus payment percentages described in sec. 4.2(a) provided that such rankings and percentages are set before the end of the 90 day period which starts on the first day of such Performance Period.

      sec. 4.3 Interpolation.  If Post's actual ranking for any Performance
               Period falls in between two benchmark rankings for such Performance Period, the Committee shall round Post's ranking to the nearest whole number and shall compute the percentage of an Eligible Executive's Target Bonus which he or she is eligible to receive under sec. 5 by interpolation and shall round the resulting percentage to the nearest whole percentage.

      sec. 4.4 Certification. The Committee shall certify (in a manner which satisfies the certification requirements of sec. 162(m) of the
               Code) the computations made for each Eligible Executive for each Performance Period under this sec. 4.

V.     BONUS CAP AND BONUS PAYMENT

      sec. 5.1 Bonus Cap. The bonus paid to any Eligible Executive for any Performance Period shall not exceed $1,500,000.

      sec. 5.2  Employment Rules.

           (a) General Rule. No bonus shall (subject to sec. 5.2(b) and sec. 5.2(c)) be paid under this Plan to an Eligible Executive for a Performance Period unless he or she is employed by Post or a Post Affiliate for the entire Performance Period.

           (b) Exceptions for Death, Disability or Retirement. If during a Performance Period an Eligible Executive's employment by Post or a Post Affiliate terminates as a result of his or her death or a Disability or terminates after he or she reaches age 60, his or her bonus, if any, for such Performance Period as computed under sec. 4 shall be paid after the end of such Performance Period to such Eligible Executive or, in the event of his or her death, to his or her Beneficiary; provided, however, if an Eligible Executive's employment terminates as a result of his or her death and his or her Beneficiary is his or her estate and his or her estate requests that the Committee accelerate the computation and payment of the bonus, if any, which will be payable on behalf of the Eligible Executive in order to timely close the Eligible Executive's estate, the Committee acting in its absolute discretion may accelerate the computation and payment of the Eligible Executive's bonus, if any, in accordance with such procedures as the Committee deems appropriate and reasonable if the Eligible Executive's estate waives (to the Committee's satisfaction) any right to any re-computation of the Eligible Executive's bonus at the end of the Performance Period.

           (c) Deemed Employment. If an executive is first employed by Post or a Post Affiliate during the 90 day period which starts on the first day of a Performance Period and he or she becomes an Eligible Executive at any time during such period, he or she shall be deemed to be employed by Post or a Post Affiliate throughout such 90 day period for purposes of satisfying the employment requirement under sec. 5.2(a) for such Performance Period.

      sec. 5.3 Cash or Stock. Any bonus payable under this Plan shall (subject to sec. 5.4) be paid at the discretion of the Committee in a lump sum in cash or in whole shares of common stock of Post or in any combination of cash and whole shares of common stock of Post as the Committee deems appropriate, and payment shall be made no later than the March 15 which immediately follows the end of the Performance Period for which the payment is made. If a bonus is paid in whole or in part in common stock of Post, the value of the stock (for purposes of making such payment) shall be treated as equal to the closing price of a share of such common stock as reported in The Wall Street Journal for the last trading day in the Performance Period for which the payment is made. There shall be 200,000 shares of Post's common stock available for payments under this Plan, and such number shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Post, including, but not limited to, such changes as stock dividends or stock splits.

      sec. 5.4 Deferral Election. An Eligible Executive shall have the right to elect to defer the payment of any bonus to the extent that Post maintains a deferred compensation plan which provides for the deferral of any bonus otherwise payable under this Plan and the Eligible Executive makes a proper and timely deferral election under the terms of such deferred compensation plan. If an Eligible Executive makes such a proper and timely deferral election, such Eligible Executive shall be treated as if his or her bonus was payable 100% in cash.

      sec. 5.5 Beneficiary. Each Eligible Executive shall have the right to designate a person, or more than one person, as his or her Beneficiary to receive any bonus payable on his or her behalf under this Plan in the event of his or her death. Any such designation shall be made on a form provided for this purpose and shall be effective when such form is properly completed and delivered (in accordance with the instructions on such form) by the Eligible Executive to Post before his or her death. An Eligible Executive may change his or her Beneficiary designation from time to time and, if an Eligible Executive changes his or her Beneficiary designation at any time, his or her Beneficiary shall be the person or persons designated on the last form which is effective on his or her date of death. If no Beneficiary designation is in effect on the date an Eligible Executive dies or if no designated Beneficiary survives an Eligible Executive, the Eligible Executive's estate automatically shall be treated as his or her Beneficiary under this Plan.

VI.    CHANGE IN CONTROL

      Each Performance Period which is in effect on the Effective Date of a Change in Control shall terminate on such Effective Date, and a bonus shall be paid under this sec. 6 in cash to each Eligible Executive who is employed by Post or a Post Affiliate on such Effective Date for each such Performance Period and to, or on behalf of, each Eligible Employee described in sec. 5.2(b) on such Effective Date for each such Performance Period. Such bonus shall equal to the greater of (a) his or her Target Bonus for such Performance Period or (b) a bonus calculated using (1) the benchmark rankings and the related target bonus payment percentages under sec. 4.2(a), (2) his or her Target Bonus for such Performance Period and
      (3) Post's Total Shareholder Return ranking for the period which began on the first day of such Performance Period and ended as of the last day of the calendar quarter ending immediately before such Effective Date as shown in the NAREIT Total Return Index for such period. Any bonus paid under this sec. 6 shall be paid in lieu of any bonus under sec. 5, and any bonus payable under this sec. 6 shall be paid no later than 15 days after such Effective Date or, if later, no later than 15 days after the publication of the applicable NAREIT Total Return Index described in this sec. 6.

VII.   TAX PROTECTION

      If Post or Post's independent accountants determine that the bonus payments called for under sec. 6 of this Plan together with any other payments and benefits made available to an Eligible Executive by Post or a Post Affiliate will result in an Eligible Executive being subject to an excise tax under sec. 4999 of the Code or if such an excise tax is assessed against an Eligible Executive as a result of any such payments and other benefits and there is no other separate, written agreement between the Eligible Executive and Post which requires Post to make a Gross Up Payment to, or on behalf of, the Eligible Executive, Post shall make a Gross Up Payment to, or on behalf of, the Eligible Executive as and when any such determination or assessment is made, provided the Eligible Executive takes such action (other than waiving his or her right to any payments or benefits in excess of the payments or benefits which an Eligible Executive has expressly agreed to waive under this sec. 7) as Post reasonably requests under the circumstances to mitigate or challenge such tax; provided, however, if Post or Post's independent accountants make such a determination and, further, determine that the Eligible Executive will not be subject to any such excise tax if the Eligible Executive waives his or her right to receive a part of the bonus payments called for under sec. 6 of this Plan and such part does not exceed $10,000, the Eligible Executive shall irrevocably waive his or her right to receive such part of his or her bonus if an independent accountant or lawyer retained by the Eligible Executive and paid by Post agrees with the determination made by Post or Post's independent accountants with respect to the effect of such reduction in bonus payments. Any determinations under this sec. 7 shall be made in accordance with sec. 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if Post reasonably requests that the Eligible Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving the Eligible Executive's right to any payments or benefits in excess of the bonus payments which the Eligible Executive has expressly agreed to waive under this sec. 7) and the Eligible Executive complies with such request, Post shall provide the Eligible Executive with such information and such expert advice and assistance from Post's independent accountants, lawyers and other advisors as the Eligible Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

VIII.  MISCELLANEOUS

      sec. 8.1 Administration. The Committee shall have the power to take such action in the administration and operation of this Plan as the Committee in its absolute discretion deems necessary or appropriate and which (to the extent practicable) is consistent with Post's intention that any bonus paid under sec. 5 to an Eligible Executive meets the requirements for performance-based compensation under sec. 162(m) of the Code. Any decision by the Committee under this sec. 8.1 shall be binding on Post, each Post Affiliate, each Eligible Executive and each other person who claims to have any interest under this Plan.

      sec. 8.2 No Contract of Employment. The fact that an executive is an Eligible Employee under this Plan for any Performance Period shall not constitute a contract of employment for such Performance Period between Post or any Post Affiliate and such Eligible Executive and shall not otherwise have any effect on the terms and conditions of his or her employment or the right of Post or a Post Affiliate to terminate his or her employment at any time.

      sec. 8.3 No Assignment. Neither an Eligible Executive nor his or her Beneficiary shall have the right to assign or to otherwise alienate, commute or encumber any bonus payable under this Plan for any reason whatsoever, and any attempt to do so shall be treated as null and void under this Plan and shall be given no force or effect whatsoever.

      sec. 8.4 Construction. This Plan shall be construed in accordance with the laws of the State of Georgia. Headings and subheadings have been added only for convenience and shall have no substantive effect whatsoever. All references to sections (sec. ) shall be to sections (sec. ) of this Plan or, where specified, to the Code.

      sec. 8.5 Tax Withholdings and Offsets for Debts. Any bonus payable under this Plan shall be paid subject to applicable tax withholding and, if an Eligible Executive's employment terminates for any reason before a bonus under this Plan (other than a bonus payable under sec. 6) has been paid, Post shall have the right to offset against and deduct from all or any part of such bonus any outstanding indebtedness or other obligation he or she has with or to Post or a Post Affiliate which is then due and payable to Post or a Post Affiliate.

      sec. 8.6 Amendment or Termination. The Committee shall have the right to amend or terminate this Plan at any time and in any respect; provided that (a) no amendment or termination shall have any effect on an Eligible Executive's Target Bonus for any Performance Period or his or her opportunity for the payment of a bonus with respect to such Performance Period absent the Eligible Executive's express written consent to such amendment or termination and (b) the Committee shall not have any right to amend this sec. 8.6.

      sec. 8.7 Shareholder Approval. This Plan shall be submitted to Post's shareholders for approval at its 2002 shareholder meeting in order to meet one of the conditions for each bonus paid under this Plan to be treated as "performance-based" compensation under sec. 162(m) of the Code, and any Target Bonus set before such shareholder approval shall (by operation of this sec. 8.7) automatically be set subject to such shareholder approval.

                                          POST PROPERTIES, INC.

                                          By: /s/ DAVID P. STOCKERT
                                            ------------------------------------
                                              Title: President and Chief
                                              Operating Officer
                                              Date: March 29, 2002

                             POST PROPERTIES, INC.

                                     PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 23, 2002

The undersigned hereby appoints David P. Stockert and Sherry W. Cohen each, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. The undersigned would be entitled to vote these shares if personally present at the Annual Meeting of Shareholders, or at any adjournment thereof. The Annual Meeting will be held on Thursday, May 23, 2002, at 9:00 a.m., local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 23, 2002. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

-------------------------------------------------------------------------------
Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

-----------------------------------     -----------------------------------

-----------------------------------     -----------------------------------

-----------------------------------     -----------------------------------

[X] Please mark
    votes as in
    this example.

1.       To elect two (2) directors to serve until the 2005 Annual Meeting of
         Shareholders:

         (01) Charles E. Rice
         (02) John A. Williams

                           FOR                   WITHHOLD
                           ALL                   FROM ALL
                        NOMINEES [ ]         [ ] NOMINEES

         [ ]
             ------------------------------------------------
         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)

                                                      FOR    AGAINST    ABSTAIN
2.       To approve the Shareholder Value Plan.       [ ]      [ ]        [ ]

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

Mark box at right if an address change or comment has been
noted on the reverse side of this card.                        [ ]

Please be sure to sign and date this Proxy.



Signature:                                         Date:
           ---------------------------------------       ---------------


Signature:                                         Date:
           ---------------------------------------       ---------------